Exhibit 10.2

founders agreement

This Founders Agreement (this “Agreement”) is entered into as of January 12, 2020 (the “Effective Date”), by and among Medigus Ltd., a company incorporated under the laws of the State of Israel (“Medigus”) and Kfir Zilberman, whose address is at 20 Raoul Wallenberg St., Tel Aviv 6971916, Israel (“Zilberman”), referred to together as the “Founders” and sometimes referred to individually as a “Founder”.

WHEREAS, the Founders wish to form a private company named GERD IP, Inc. under the laws of the State of Delaware (the “Company”), with the purpose of monetizing certain patents to be transferred by Medigus to the Company (the “Purpose”);

WHEREAS, in order to further the Purpose, Medigus shall transfer certain patents to the Company in consideration for US$14 million in capital notes issued by the Company;

WHEREAS, Zilberman serves as a consultant to Medigus and desires to assist Medigus in connection with the Purpose by acting as Founder of the Company for no consideration besides the right to receive dividend distributions by the Company, if and when applicable; and

WHEREAS, the Founders desire to set forth and regulate their respective rights and obligations with respect to the Company, its operations and the Purpose, in accordance with the terms and conditions provided for herein.

NOW, THEREFORE, in consideration of the mutual representations, warranties, and covenants contained herein, the Founders hereby agree as follows:

1. INCORPORATION; ISSUANCE OF SHARES IN THE COMPANY.

1.1	Incorporation. The Founders intend to form the Company as soon as practicable in the State of Delaware (the “Incorporation”).

1.2	Share Capital. The Company’s initial authorized and issued share capital shall consist of one class of ordinary shares (the “Shares”), all of which shall rank pari passu in all respects. Each issued and outstanding Share shall be entitled to one vote in any matter brought before the shareholders of the Company. The Shares shall not have any preferences in dividend, liquidation or any other matter.

1.3	Founder Share Allocation. Upon the Incorporation, the Company’s issued share capital shall be allocated among the Founders such that Medigus shall own 90% and Zilberman shall own 10% of the Company’s share capital on a fully diluted basis.

2. UNDERTAKINGS OF THE FOUNDERS.

2.1	Each of the Founders shall commit the time necessary to further the Purpose and undertake to serve the interests of the Company diligently and with maximum ethics and care, and to use his best efforts to promote the business of the Company.

2.2	Each of the Founders undertakes to notify the Board immediately in the event of the occurrence, or possibility, of any conflict of interests between him and the Company or between him and the other Founders.

2.3	The Founders hereby acknowledge and confirm that all proceeds arising from the Purpose shall be used primarily for repayment of any outstanding loans extended by Medigus to the Company, including, but not limited to, the repayment of seven (7) capital notes, each in an amount equal to two million US dollars to be issued in consideration for the transfer of certain patents by Medigus to the Company, with any residual proceeds to be distributed to the Founders subject to the Company’s board of directors full discretion. For the avoidance of doubt, Zilberman hereby confirms that he shall not be entitled to any other consideration, besides the aforementioned dividend distributions if any, in connection with his capacity as Founder.

3. TRANSFER OF SHARES.

3.1	No Sale. For a period of five (5) years commencing on the date of Incorporation, the Founders shall not sell, transfer, assign, pledge or otherwise dispose of (each, a “Transfer”), any of the Shares held by them, other than in accordance with the terms of this Agreement. The Founders hereby acknowledges that any attempted Transfer in violation of this Agreement shall be void and of no force and effect and shall not be honored by the Company.

3.2	Notwithstanding the above and except for the Purpose, the Founders shall not under any circumstance Transfer their respective Shares to a person or entity engaged in a business similar to the Purpose, or engaged in a business similar to the business of Medigus (“Competitor”).

3.3	Right of First Offer. Subject to this Section 3, if Zilberman (the “Selling Party”) desires to Transfer any or all of its Shares in the Company, whether ordinary shares or not, he shall be required to first offer the shares that he wishes to transfer (the “Offered Shares”) to Medigus (the “First Offer Party”), the First Offer Party being entitled to purchase the Offered Shares. The Selling Party shall send the First Offer Party a written offer in which the Selling Party shall specify the following information (the “First Offer”): (i) the number of shares that the Selling Party proposes to sell or transfer; (ii) a representation and warranty that the shares proposed to be sold or transferred are Free and Clear; and (iii) the price that the Selling Party intends to receive in respect of the Offered Shares, which price shall be stated in cash, and the requested terms of payment thereof.

3.3.1	The First Offer shall constitute an irrevocable offer made by the Selling Party to sell the Offered Shares to the First Offer Party, upon the terms specified in the First Offer and as described below.

3.3.2	If the First Offer Party shall wish to purchase the Offered Shares, it shall notify the Selling Party of its desire to purchase its respective Offered Shares within 14 calendar days of receipt of the First Offer, and following the purchase by the First Offer Party of the Offered Shares on the terms specified in the First Offer, the Offered Shares shall become the property of the First Offer Party.

3.3.3	If the First Offer Party declines the First Offer to purchase the Offered Shares upon the terms specified in the First Offer or does not respond to the First Offer within the 14 calendar day period, the Selling Party may sell the Offered Shares to a third party, provided that (i) such sale is consummated at a price that is not lower than that specified in the First Offer; and (ii) such sale is subject to payment terms that are no more favorable to the purchaser than those specified in the First Offer, all within 90 calendar days of the expiration of the period specified in Section 3.3.2 above; and (iii) the third party, with respect to such sale, is not, and is not related, directly or indirectly, to a Competitor.

3.3.4	The provisions of this Section 3.3 shall not apply to a Transfer by will or succession, or to a Permitted Transferee (as defined below) provided, however, that, in each case (i) the Transfer of shares to such transferee is in compliance with all of the Company’s formation documents, as shall be amended from time to time, this Agreement, and any other agreement governing the subject matter hereof and to which the transferor-Founder is subject, as the case may be from time to time; and (ii) such transferee undertook in advance and in writing to be bound by and to be subject to the terms and conditions of this Agreement, and of any other agreement governing the subject matter hereof and to which the transferor-Founder is subject, as shall be from time to time, as if it were an original Founder thereunder.

3.3.5	For the purpose of this Agreement, the term “Permitted Transferees” shall mean one or more voluntary Transfers to (i) a parent, sibling, spouse, lineal descendant or antecedent (other than pursuant to any decree of divorce, dissolution or separate maintenance, any property settlement, any separation agreement or any other agreement with a spouse (except for bona fide estate planning purposes)); (ii) a trust for the benefit of the transferor or any of the persons indicated in clause (i); or (iii) an entity wholly owned and controlled by the transferor.

3.4	Bring Along. In the event that Founders holding at least 51% of the shares held by all Founders at such time (the “Requisite Majority”) (in this Section, the “Proposing Shareholders”) (i) accept an offer to sell all of their Shares to a third party not affiliated with the Proposing Shareholders, and (ii) such third party requires that all share capital of the Company is acquired in such transaction (a “Sale of the Company”), all remaining Founders shall be required to sell all of their Shares to such third party in such Sale of the Company, upon the same terms and conditions as applicable to the Proposing Shareholders, and shall vote all their Shares in favor of such Sale of the Company and shall take such other action and sign such other documents in furtherance of the foregoing.

4. REPRESENTATION, WARRANTIES AND COVENANTS

4.1	Each of the Founders hereby represents, warrants, covenants and undertakes to the other Founder and the Company as follows:

4.1.1	Such Founder is not obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency that would conflict with the obligations specified in this Agreement or with the interests of the Company. Neither the execution nor performance of this Agreement by such Founder will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, agreement, judgment, decree or order of any court or administrative agency under which such Founder is now obligated.

5. CONFIDENTIALITY

5.1	Each of the Founders hereby acknowledges and agrees that any information regarding the Company and its business or regarding the other Founder or this Agreement will not be disclosed, except to the extent required in order to perform such Founder’s duties to the Company in his engagement with the Company and his capacity as an employee, consultant or officer of the Company or with the prior written consent of the Company, to any third party and will not be used for any purpose other than as set forth in this Agreement or as required in order to perform such Founder’s duties to the Company in his capacity as an employee, consultant or officer of the Company. The foregoing provision shall not apply to (i) information which is in the public domain, except as a result of a breach of a confidentiality obligation to the Company; (ii) information which is required (at the advice of counsel) to be disclosed under applicable law and only to the extent so required, provided, however, that such Founder shall use his reasonable best efforts to promptly advise the Company in writing prior to such disclosure in order to permit the Company to seek an appropriate protective order or other remedy, that such disclosure shall be made only to the extent required by such law or court order, and that such disclosing Founder will use his reasonable best efforts to ensure that information so disclosed will be accorder confidential treatment; or (iii) disclosure of this Agreement in connection with a due diligence investigation conducted by a bona fide investor in or acquirer of the Company (and/or their respective advisors), subject to such receiving party being subject to customary confidentiality obligations.

6. INDEMNIFICATION

6.1	Medigus undertakes to indemnify Zilberman and hold him harmless (without limitation) with respect to any liability or expense imposed or incurred by Zilberman in connection with his capacity as a shareholder of the Company, irrespective of whether he remains a shareholder at the time, including all Litigation Expenses incurred as a consequence of legal proceedings arising from the Purpose or in connection thereto, whether initiated by the Company or a third party against the Company, Zilberman or Medigus, as well as costs arising from responses to discovery requests in any proceeding involving the Company and Zilberman.

6.2	“Litigation Expenses” include, without limitation, all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, participating, or being or preparing to be a witness in a proceeding. Litigation Expenses also shall include litigation expenses incurred in connection with any appeal resulting from any proceeding, including without limitation the premium, security for, and other costs relating to any cost bond, supersede as bond, or other appeal bond or its equivalent.

7. MISCELLANEOUS PROVISIONS.

7.1	Expenses. Each party shall bear his own expenses in connection with this Agreement.

7.2	Entire Agreement. This Agreement, including the exhibits and schedules hereto embody the entire agreement and understanding of the Founders in respect of the transactions contemplated by this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the Founders with respect to such transactions.

7.3	Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of the Founders holding a majority interest in the Company.

7.4	Assignment. No Founder may assign this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the other Founders.

7.5	Termination and Survival. This Agreement shall terminate with respect to a Founder once such Founder no longer holds shares in the Company as of such date. Notwithstanding the foregoing, Sections 6 shall survive any termination.

7.6	Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, the failure of any of the Founders to comply with any obligation, covenant, agreement or condition herein may be waived by the Founder or Founders entitled to the benefits thereof only by a written instrument signed by the Founder granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

7.7	Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon delivery if delivered personally or sent by facsimile transmission with electronic confirmation, or four (4) business days following the date upon which such notice was sent, if mailed by registered or certified mail (return receipt requested), postage prepaid, to the Founders at the addresses as mentioned in the signature page to this Agreement (or at such other address for a Founder as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof).

7.8	Governing Law; Jurisdiction; Interpretation. This Agreement shall be governed by and construed in accordance with the laws of the state of Israel, without giving effect to principles of conflicts of law of any jurisdiction. Any dispute arising under or in relation to this Agreement shall be resolved in the competent court for Tel Aviv-Jaffa district only, and each of the parties hereby submits irrevocably to the exclusive jurisdiction of such court.

7.9	Severability. If any provision of this Agreement is held by a competent court to be invalid or unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

7.10	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, it being understood that all Founders need not sign the same counterpart and that signatures may be provided by facsimile transmission.

[Signature Page Follows]

IN WITNESS HEREOF, the Founders hereto have duly executed this Agreement as of the Effective Date, in one or more counterparts.

Medigus Ltd.
/s/ Kfir Zilberman
By:	/s/ Liron Carmel	Kfir Zilberman
Name:	Liron Carmel
Title:	Chief Executive Officer
Address:	Omer Industrial Park, No. 7A, P.O. Box 3030, Omer 8496500, Israel	Address:	20 Raoul Wallenberg Street, Tel Aviv 6971916, Israel

[Signature Page to GERD IP Founders Agreement]